Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fox Chase Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-138175 and No. 333-143509 on Form S-8 of Fox Chase Bancorp, Inc. (the Company) of our reports dated March 12, 2008, with respect to the consolidated statements of condition of Fox Chase Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Fox Chase Bancorp, Inc.

Our report dated March 12, 2008 on the consolidated statements of condition of Fox Chase Bancorp, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2007, refers to the Company’s adoption of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pensions and Other Post Retirement Plans, effective December 31, 2006.

(signed) KPMG LLP

Philadelphia, Pennsylvania

March 12, 2008